BRANDES INTERNATIONAL FUND
                      RODNEY SQUARE MANAGEMENT CORPORATION
                            TRANSFER AGENCY AGREEMENT


         THIS TRANSFER AGENCY AGREEMENT is made as of the 7th day of February, 1995, between the Brandes International Fund a Delaware business Trust (hereinafter the "Fund"), having its principal place of business in San Diego, California and Rodney Square Management Corporation, a corporation organized under the laws of the State of Delaware (hereinafter "Rodney Square"), having its principal place of business in Wilmington, Delaware.

         WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and offers for public sale one or more distinct series of shares of beneficial interest ("Series"), par value $0.01 per share, each corresponding to a distinct portfolio;

         WHEREAS, each share of the Fund represents an undivided interest in the assets, subject to the liabilities, allocated to the Fund;

         WHEREAS,   at  the  present  time,  the  Fund  has  established  and/or anticipates it or will establish one Series;

         WHEREAS, the Fund desires to employ the services of Rodney Square to serve as the Fund's transfer agent; and

         WHEREAS, Rodney Square is willing to furnish such services to the Fund with respect to each Series listed on Schedule A to this Agreement (each a "Portfolio" and two or more together, "Portfolios") on the terms and conditions hereinafter set forth;


         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Fund and Rodney Square agree as follows:

         1. Appointment. The Fund hereby appoints Rodney Square as transfer agent, registrar and dividend disbursing agent for the shares of beneficial interest of the Fund (the "Shares") and as servicing agent in connection with the disbursements of dividends and distributions and as shareholders' servicing agent for the Fund, each such appointment to take effect as of the date first written above, and Rodney Square shall act as such and perform its obligations thereof upon the terms and conditions hereafter set forth and in accordance with the principles of principal and agent enunciated by the common law.

         2. Documents. The Fund has furnished Rodney Square with copies properly certified or authenticated of each of the following:

              a. The Fund's Declaration of Trust/Master Trust Agreement filed with the Secretary of the State of Delaware on July 6, 1994, and all amendments thereto and restatements thereof;

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              b. The Fund's By-laws and all amendments  thereto and restatements thereof (such By- laws, as presently in effect and as they shall from time to time be amended or restated, are herein called "By- laws");

              c. Resolutions of the Fund's Board of Trustees authorizing the appointment of Rodney Square to provide certain transfer agency services to the Fund and approving this Agreement;

              d. The Fund's  Notification  of  Registration  filed  pursuant  to
Section 8(a) of the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on July 11, 1994;

              e. The Fund's most recent Registration Statement on Form N-1A under the Securities Act of 1933 (the "1933 Act") [(File No. 33-81396) and under the 1940 Act (File No. 811-8614)], as filed with the SEC relating to shares of beneficial interest of the Fund, and all amendments thereto;

              f. The Fund's most current Prospectus(es) and Statement(s) of Additional Information ("SAI") relating to the Portfolio(s);

              g. The Fund's Agreements listed on Schedule B attached to this Agreement; and

              h. If required, a copy of either (i) a filed notice of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the Commodity Futures Trading Commission ("CFTC"), or (ii) a letter which has been granted the Fund by the CFTC which states that the Fund will not be treated as a "pool" as defined in Section 4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Fund by the CFTC which states that CFTC will not take any enforcement action if the Fund does not register as a "commodity pool operator."

              The Fund will furnish Rodney Square from time to time with copies, properly certified or authenticated, of all additions, amendments or supplements to the foregoing, if any.


         3. Instructions Consistent with Declaration of Trust/Master Trust Agreement.

              a. Unless otherwise provided in this Agreement, Rodney Square shall act only upon Oral and Written Instructions. ("Oral Instructions" used in this Agreement shall mean oral instructions actually received by Rodney Square from an Authorized Person or from a person reasonably believed by Rodney Square to be an Authorized Person. "Written Instructions" used in this Agreement shall mean written instructions signed by two Authorized Persons delivered by hand, mail, telegram, cable, telex or facsimile, and received by Rodney Square. "Authorized Person" used in this Agreement means any officer of the Fund and any other person, whether or not any such person is an officer of the Fund, duly authorized by the Board of Trustees of the Fund to give Oral and Written Instructions on behalf of the Portfolio(s) and certified by the Secretary or an Assistant Secretary of the Fund or any amendment thereto as may be received by Rodney Square from time to time.) Rodney Square in its capacity under this Agreement may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Declaration of Trust/Master Trust Agreement or By-laws or any vote, resolution or proceeding of the shareholders, or of the Board of Trustees, or of any committee thereof.

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              b.  Rodney  Square  shall  be  entitled  to  rely  upon  any  Oral
Instructions and any Written Instructions actually received by Rodney Square pursuant to this Agreement. The Fund agrees to forward to Rodney Square Written Instructions confirming Oral Instructions in such manner that the Written
Instructions are received by Rodney Square, whether by hand delivery, telex, facsimile or otherwise, by the close of business of the same day that such Oral Instructions are given to Rodney Square. The Fund agrees that the fact that such confirming Written Instructions are not received by Rodney Square shall in no
way  affect  the  validity  of  the  transactions  or   enforceability   of  the
transactions authorized by the Fund by giving Oral Instructions. The Fund agrees that Rodney Square shall incur no liability to the Fund in acting upon Oral Instructions given to Rodney Square hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person.

         4. Transactions Not Requiring Instructions. In the absence of contrary Written Instructions, Rodney Square is authorized to take the following actions:

              a. Issuance of Shares. Upon receipt of a purchase order from the Distributor, as defined in the Distribution Agreement between the Fund and the Distributor or a prospective shareholder for the purchase of Shares and sufficient information to enable Rodney Square to establish a shareholder account or to issue Shares to an existing shareholder account, and after confirmation of receipt or crediting of Federal funds for such order from Rodney Square's designated bank, Rodney Square shall issue and credit the account of the investor or other record holder with Shares in the manner described in the Prospectus. Rodney Square shall deposit all checks received from prospective shareholders into an account on behalf of the Fund, and shall promptly transfer all Federal funds received from such checks to the Custodian, as defined in the Custodian Agreement between the Fund and the Custodian. (References herein to "Custodian" shall also be construed to refer to a "Sub-Custodian" if such appointment has been made.) If so directed by the Distributor, the confirmation supplied to the shareholder to mark such issuance will be accompanied by a Prospectus.

              b. Transfer of Shares; Uncertificated Securities. Where a shareholder does not hold a certificate representing the number of Shares in its account and does provide Rodney Square with instructions for the transfer of such Shares which include a signature guaranteed by a commercial bank, trust company or member firm of a national securities exchange and such other appropriate documentation to permit a transfer, then Rodney Square shall register such Shares and shall deliver them pursuant to instructions received from the transferor, pursuant to the rules and regulations of the SEC, and the laws of the State of Delaware relating to the transfer of shares of beneficial interest.

              c. Share Certificates. If at any time the Portfolio issues share certificates, the following provisions will apply:

                           (1) The Fund will supply Rodney Square with a sufficient supply of share certificates representing Shares, in the form approved from time to time by the Trustees of the Fund, and, from time to time, shall replenish such supply upon request of Rodney Square. Such share certificate shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Fund, and shall bear the corporate seal or facsimile thereof of the Fund, and notwithstanding the death, resignation or removal of any officer of the Fund, such executed certificates bearing

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                           the manual or  facsimile  signature  of such  officer
                           shall remain valid and may be issued to shareholders until Rodney Square is otherwise directed by Written Instructions.

                           (2) In the case of the loss or destruction of any certificate representing Shares, no new certificate shall be issued in lieu thereof, unless there shall first have been furnished an appropriate bond of indemnity issued by a surety company approved by Rodney Square.

                           (3) Upon receipt of signed share certificates, which shall be in proper form for transfer, and upon cancellation or destruction thereof, Rodney Square shall countersign, register and issue new certificates for the same number of Shares and shall deliver them pursuant to instructions received from the transferor, the rules and regulations of the SEC, and the laws of the State of Delaware relating to the transfer of shares of beneficial interest.

                           (4) Upon receipt of the share certificates, which shall be in proper form for transfer, together with the shareholder's instructions to hold such share certificates for safekeeping, Rodney Square shall reduce such Shares to uncertificated status, while retaining the appropriate registration in the name of the shareholder upon the transfer books.

                           (5) Upon receipt of written instructions from a shareholder of uncertificated securities for a certificate in the number of shares in its account, Rodney Square will issue such share certificates and deliver them to the shareholder.

              d. Redemption of Shares. Upon receipt of a redemption order from the Distributor or a shareholder, Rodney Square shall redeem the number of Shares indicated thereon from the redeeming shareholder's account and receive from the Fund's Custodian and disburse pursuant to the instructions of a redeeming shareholder or his or her agent the redemption proceeds therefor, or arrange for direct payment of redemption proceeds by the Custodian to the redeeming shareholder or as instructed by the shareholder or his or her agent, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, Rodney Square and the Fund's Custodian.

         5. Authorized Issued and Outstanding Shares. The Fund agrees to notify Rodney Square promptly of any change in the number of authorized Shares and of any change in the number of Shares registered under the 1933 Act, as amended or termination of the Fund's declaration under Rule 24f-2 of the 1940 Act. The Fund has advised Rodney Square, as of the date hereof, of the number of Shares (i) held in any redemption or repurchase account, and (ii) registered under the 1933 Act, as amended, which are unsold. In the event that the Fund shall declare a stock dividend, a stock split or a reverse stock split, the Fund shall deliver to Rodney Square a certificate, upon which Rodney Square shall be entitled to rely for all purposes, certifying (i) the number of Shares involved, (ii) that all appropriate corporate action has been taken, and (iii) that any amendment to the Fund's Declaration of Trust/Master Trust Agreement which may be required has been filed and is effective. Such certificate shall be accompanied by an opinion of counsel to the Fund relating to the legal adequacy and effect of the transaction.


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         6. Dividends and Distributions.

              a. The Fund shall furnish Rodney Square with appropriate evidence of action by the Fund's Trustees authorizing the declaration and payment of dividends and distributions as described in the Prospectus. After deducting any amount required to be withheld by any applicable tax laws, rules and regulations or other applicable laws, rules and regulations, Rodney Square shall in accordance with the instructions in proper form from a shareholder and the provisions of the Fund's Declaration of Trust/Master Trust Agreement and Prospectus, issue and credit the account of the shareholder with Shares, or, if the shareholder so elects, pay such dividends or distributions in cash to the shareholder in the manner described in the Prospectus. In lieu of receiving from the Fund's Custodian and paying to shareholders cash dividends or distributions, Rodney Square may arrange for the direct payment of cash dividends and distributions to shareholders by the Custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, Rodney Square and the Fund's Custodian.

              b. Rodney Square shall prepare, file with the Internal Revenue Service and other appropriate taxing authorities, and address and mail to shareholders such returns and information relating to dividends and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service. On behalf of the Fund, Rodney Square shall mail certain requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate Federal authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable Federal tax laws and regulation.

              c. In accordance with the Prospectus, resolutions of the Fund's Trustees that are not inconsistent with this Agreement and are provided to Rodney Square from time to time, and such procedures and controls as are mutually agreed upon from time to time by and among the Fund, Rodney Square and the Fund's Custodian, Rodney Square shall arrange for issuance of Shares obtained through transfers of funds from shareholders' accounts at financial institutions.

         7. Communications with Shareholders.

              a. Communications to Shareholders. Rodney Square will address and mail all communications by the Fund to its shareholders, including reports to shareholders, confirmations of purchases and sales of Shares, monthly statements, dividend and distribution notices and proxy material for its meetings of shareholders. Rodney Square will receive and tabulate the proxy cards for shareholder meetings.

              b. Correspondence. Rodney Square will answer such correspondence from shareholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between Rodney Square and the Fund.


         8. Services to be Performed. Rodney Square shall be responsible for administering and/or performing transfer agent functions, for acting as service agent in connection with dividend and distribution functions and for performing shareholder account functions in connection with the issuance, transfer and

                                      - 5 -



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redemption or repurchase (including  coordination with the Fund's custodian bank in connection with shareholder redemption by check) of the Fund's Shares as set forth in Schedule C to this Agreement. The details of the operating standards and procedures to be followed shall be determined from time to time by agreement between Rodney Square and the Fund and may be expressed in written schedules which shall constitute attachments to this Agreement.

         9. Recordkeeping and Other Information.

              a. Rodney Square shall maintain records of the accounts for each Shareholder showing the items listed in Schedule D to this Agreement.

              b. Rodney Square shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder and any applicable regulations of the Federal Deposit Insurance Corporation ("FDIC") or any successor regulatory authority, as the same may be amended from time to time, and those records pertaining to the various functions performed by it hereunder. All records shall be the property of the Fund at all times and shall be available for inspection and use by the Fund or the Fund's authorized representatives. Upon reasonable request of the Fund copies of such records shall be provided by Rodney Square to the Fund or the Fund's authorized representatives at the Fund's expense. Where applicable, such records shall be maintained by Rodney Square for the periods and in the places required by Rule 31a-2 under the 1940 Act and any applicable regulations of the FDIC or any successor regulatory authority.

              Rodney Square shall not be responsible for the records required to be maintained by any predecessor transfer agency service provider except those provided to Rodney Square together with proper documentation and accepted in writing by Rodney Square. Rodney Square shall not be required to bear the cost of any necessary conversion of any records or data nor shall Rodney Square assume any responsibility for the having available and maintaining any computer systems required to read or otherwise interpret any predecessor transfer agency service provider's computer-formatted records.

         10. Audit, Inspection and Visitation. Rodney Square shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Fund or any person retained by the Fund. Upon reasonable notice by the Fund, Rodney Square shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Fund, or any person retained by the Fund.

         11. Right to Receive Advice.

              a. Advice of Fund. If Rodney Square shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice, including Oral or Written Instructions where appropriate.

              b. Advice of Counsel. If Rodney Square shall be in doubt as to any question of law involved in any action to be taken or omitted by Rodney Square, it may request advice from counsel of its own choosing (who may be the regularly retained counsel for the Fund or Rodney Square or the in-house counsel for Rodney Square, at the option of Rodney Square) at the Fund's expense.


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              c. Conflicting  Advice.  In case of conflict  between  directions, advice or Oral or Written Instructions received by Rodney Square pursuant to subsection a of this Section and advice received by Rodney Square pursuant to subsection b. of this Section, Rodney Square shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

              d. Protection of Rodney Square. Rodney Square shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subsections a. or b. of this Section which Rodney Square, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this Section shall be construed as imposing upon Rodney Square any obligation (i) to seek such direction, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to Rodney Square's properly taking or omitting to take such action. Nothing in this subsection shall excuse Rodney Square when an action or omission on the part of Rodney Square constitutes willful misfeasance, bad faith, negligence or reckless disregard by Rodney Square of its duties under this Agreement.

         12. Compliance with Governmental Rules and Regulations. Except as otherwise provided herein, the Advisor and/or the Fund assumes full responsibility for ensuring that the Fund complies with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934 (the "1934 Act"), the 1940 Act, the CEA and any laws, rules and regulations of governmental authorities having jurisdiction.

         13. Compensation.

              a. Compensation for services and duties performed pursuant to this Agreement is provided in Schedule A hereto. Certain other fees due and expenses incurred pursuant to this Agreement are payable by the Fund or the shareholder on whose behalf the service is performed and are also listed in Schedule A.

              b. The Fund shall reimburse Rodney Square for all reasonable out-of-pocket expenses incurred by Rodney Square or its agents in the performance of its obligations hereunder. Such reimbursement for expenses incurred in any calendar month shall be made on or before the tenth day of the next succeeding month.

              c. The term "out-of-pocket expenses" shall mean the following expenses incurred by Rodney Square in the performance of its obligations hereunder: the cost of stationery and forms (including but not limited to checks, proxy cards, and envelopes), the cost of postage, the cost of insertion of non-standard size materials in mailing envelopes and other special mailing preparation by outside firms, the cost of first-class mailing insurance, the cost of external electronic communications as approved by the Trustees (to include telephone and telegraph equipment and an allocable portion of the cost of personnel responsible for the maintenance of such equipment), toll charges, data communications equipment and line charges and the cost of microfilming of shareholder records (including both the cost of storage as well as charges for access to such records). If Rodney Square shall undertake the responsibility for microfilming shareholder records, it may be separately compensated therefor in an amount agreed upon by the principal financial

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



officer of the Fund and Rodney Square, such amount not to exceed the amount which would be paid to an outside firm for providing such microfilming services.

         14. Use of Rodney Square's Name. The Fund shall not use the name of Rodney Square or any of its affiliates in any Prospectus, SAI, sales literature or other material relating to the Fund in a manner not approved prior thereto in writing by Rodney Square, provided, however, that Rodney Square shall approve all uses of its and its affiliates' names that merely refer in accurate terms to their appointments hereunder or that are required by the SEC or a state securities commission and, provided further, that in no event shall such approval be unreasonably withheld.

         15. Use of Fund's Name. Rodney Square shall not use the name of the Fund or the Portfolios of the Fund or material relating to the Fund or the Portfolios on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved prior thereto, provided, however, that the Fund shall approve all uses of its name which merely refer in accurate terms to the appointment of Rodney Square hereunder or which are required by the FDIC, the SEC or a state securities commission, and, provided, further, that in no event shall such approval be unreasonably withheld.

         16. Liability of Rodney Square or Affiliates. Rodney Square and its affiliates shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith, negligence or reckless disregard of their obligations and duties under this Agreement. Any person, even though also an officer, trustee, employee or agent of Rodney Square or any of its affiliates who may be or become an officer or trustee of the Fund, shall be deemed, when rendering services to the Fund as such officer or acting on any business of the Fund in such capacity (other than services or business in connection with Rodney
Square's duties under this Agreement), to be rendering such services to or acting solely for the Fund and not as an officer, Trustee, employee or agent or one under the control or direction of Rodney Square or any of its affiliates, even though paid by one of those entities. Rodney Square shall not be liable or responsible for any acts or omissions of any predecessor administrator or any other persons having responsibility for matters to which this Agreement relates nor shall Rodney Square be responsible for reviewing any such act or omissions. Rodney Square shall, however, be liable for its own acts and omissions subsequent to assuming responsibility under this Agreement as herein provided.

         17. Security. Rodney Square represents and warrants that the various procedures and systems which Rodney Square has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) the Fund's blank checks, records and other data and Rodney Square's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis.

         18. Insurance. Upon request Rodney Square shall provide the Fund with details regarding its insurance coverage, and Rodney Square shall notify the Fund should any of its insurance coverage be materially changed. Such notification shall include the date of change and the reason or reasons therefor. Rodney Square shall notify the Fund of any material claims against it, whether or not they may be covered by insurance and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by Rodney Square under its insurance coverage.

         19. Indemnification.

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              a. The Fund agrees to indemnify and hold harmless  Rodney  Square, its trustees, officers, employees, agents and representatives from all taxes, charges, expenses, assessments, claims and liabilities including, without limitation, liabilities arising under the 1940 Act, the 1933 Act, the 1934 Act and any applicable state and foreign laws, and amendments thereto (the "Securities Laws"), and expenses, including without limitation reasonable attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which Rodney Square takes (i) at the request of or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral or Written Instructions. Neither Rodney Square nor any of its nominees shall be indemnified against any liability (or any expenses incident to such liability) arising out of Rodney Square's or its trustees', officers', employees', agents' and representatives own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

              b. Rodney Square agrees to indemnify and hold harmless the Fund from all taxes, charges, expenses, assessments, claims and liabilities arising from Rodney Square's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of Rodney Square's or its trustees', officers', employees', agents' and representatives own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

              c. In order that the indemnification  provisions contained in this
Section 19 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.


         20. Responsibility of Rodney Square. Rodney Square shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by Rodney Square in writing. In the performance of its duties hereunder, Rodney Square shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement. Rodney Square shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, Rodney Square shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or negligence on the part of Rodney Square or reckless disregard by Rodney Square of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, Rodney Square, in connection with its duties under this Agreement, shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (i) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which Rodney Square reasonably believes to be genuine; or (ii) delays or errors or loss of data occurring by reason of circumstances beyond Rodney Square's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in Section
21), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, which circumstances Rodney Square shall take minimal actions to minimize loss of data therefor.

         21. Acts of God/Equipment Failure. Rodney Square shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, labor difficulties, fire, flood or catastrophe, acts of God, insurrection, war, riots, or failure of the mails, transportation, communication or power supply. In the event of equipment breakdowns beyond its control, Rodney Square shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. Rodney Square shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         22. Duration and Termination.

              a. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by written instrument which shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

              b. This Agreement shall become effective as of the date first written above, and unless terminated as provided, shall continue in force for three (3) years from the date of its execution and thereafter from year to year. This Agreement may be terminated after the initial three (3) year period as of any anniversary date on ninety (90) days' written notice given to Rodney Square or by Rodney Square on ninety (90) days' written notice given to the Fund; provided, however, that the foregoing provisions of this Agreement may be terminated immediately at any time in the event of a breach of any provision thereof either by the Fund or by Rodney Square in the event that such breach shall have remained unremedied for ninety (90) days or more after receipt of written specification of such breach.

              c. Upon the termination of this  Agreement,  the Fund shall pay to
Rodney Square such compensation as may be payable for the period prior to the effective date of such termination, including reimbursement for any out-of-pocket expenses reasonably incurred by Rodney Square to such date. In the event that the Fund designates a successor to any of Rodney Square's obligations hereunder, Rodney Square shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data established or maintained by Rodney Square under the foregoing provisions.

              d. Upon the termination of this Agreement within the initial three
(3) year term by the Fund or the Fund's Board of Trustees, the Fund shall pay to Rodney Square such compensation in liquidated damages in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

         23. Registration as a Transfer Agent. Rodney Square represents that it is currently registered with the appropriate Federal agency for the registration of transfer agents, and that it will remain so registered for the duration of this Agreement. Rodney Square agrees that it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent. Should Rodney Square fail to be registered with the FDIC or any successor regulatory authority as a transfer agent at any time during this Agreement, the Fund may, on written notice to Rodney Square, immediately terminate this Agreement, without paying liquidated damages.

         24. Appointment of Agents. Neither this Agreement nor any rights or obligations hereunder may be assigned by Rodney Square without the written consent of the Fund. Rodney Square may, however, at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company, which is itself qualified under the Securities Exchange Act of 1934 (the "1934 Act") to act as a transfer agent, as its agent to carry out such of the services to be performed under this Agreement as Rodney Square may from time to time direct; provided, however, that the appointment of any such agent shall not relieve Rodney Square of any of its responsibilities or liabilities hereunder.

         25. Delegation. On thirty (30) days' prior written notice to the Fund, Rodney Square may assign any part or all its rights and delegate its duties hereunder to any affiliate provided that (i) the delegate agrees with Rodney Square to comply with all relevant provisions of the 1940 Act and applicable rules and regulations; (ii) Rodney Square shall remain responsible for the performance of all of its duties under this Agreement; (iii) Rodney Square and such delegate shall promptly provide such information as the Fund may request; and (iv) Rodney Square shall respond to such questions as the Fund may ask, relative to the delegation, including (without limitation) the capabilities for the delegate.

         26. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

              Rodney Square and the Fund shall regularly consult with each other regarding Rodney Square's performance of its obligations and its compensation hereunder. In connection therewith, the Fund shall submit to Rodney Square at a reasonable time in advance of filing with the SEC copies of any amended or supplemented registration statements (including exhibits) under the 1933 Act and the 1940 Act, and a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Fund. Any change in such material which would require any change in Rodney Square's obligations hereunder shall be subject to Rodney Square's approval, which shall not be unreasonably withheld. In the event that such change materially increases the cost to Rodney Square of performing its obligations hereunder, Rodney Square shall be entitled to receive reasonable compensation therefor.

         27. Notice. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

         28. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         29. Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

         30. Shareholder Liability. Rodney Square is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Fund's Declaration of Trust/Agreement of Trust and agrees that obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets. Rodney Square agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Fund.

         31. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two [or more] counterparts, each of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed this agreement as of the day and year first above written.

                            BRANDES INTERNATIONAL FUND

                        By: _____________________________
                            Barry P. O'Neil, President



                            RODNEY SQUARE MANAGEMENT
                            CORPORATION

                        By: _____________________________
                            Martin L. Klopping, President

                            TRANSFER AGENCY AGREEMENT

                                   SCHEDULE A

                           BRANDES INTERNATIONAL FUND

                       PORTFOLIO LISTING AND FEE SCHEDULE

For the services Rodney Square provides under the Transfer Agency Agreement attached hereto, the Brandes International Fund (the "Fund") agrees to pay Rodney Square a fee for transfer agency services as follows, subject to a minimum of $26,250 for the first year of this agreement1 and $30,000 for each subsequent year with respect to each class of the Portfolio listed below beginning at each class of the Portfolio's commencement of operations, per annum, plus out-of-pocket expenses, all payable monthly:


                                                                   Fee per Annum
       Type of Fund/Account                                         per Account
       --------------------                                         ------------
       Annual Dividend                                                 $12.00
       Semi-Annual Dividend                                            $12.00
       Monthly Dividend                                                $15.00


       Portfolio Listing:
       -----------------
                                 The Brandes International Fund (Class A)
                                 The Brandes International Fund (Class C)
Out-of-Pocket Expenses (estimates based on actual costs):
--------------------------------------------------------
 Out-of-pocket expenses shall be reimbursed by the Fund to Rodney Square or paid directly by the Fund. Such expenses include but are not limited to the following:

a. Toll-free lines (if required)
b. Forms, envelopes, checks, checkbooks
c. Postage (bulk, pre-sort, first-class at current prevailing rates)
d. Hardware/phone lines for remote terminal(s) (if required)
e. Microfiche/Microfilm
f. Wire fees for receipt or disbursement          $  7.00 per wire
g. Mailing fees                                   $30.00 per 1,000 items
h. Cost of proxy solicitation, mailing and
   tabulation
i. Certificates issuance                          $  2.00 per certificate
j. Record retention storage                       $15.00 per cubic foot per year
k. Development/programming costs/special
   projects                                       Negotiated time and material
l. ACH transaction charges                        $  0.25 per transaction
m. "B" notice mailings                            $  5.00 per item
n. Locating lost shareholders in
   anticipation of escheating                     $  5.00 per name


-------------------
1 To arrive at the minimum fee for the first year, each of the first three months minimum fees of $2,500 have been reduced to $1,250.

National Securities Clearing Corporation (NSCC) Charges
-------------------------------------------------------

      1. - FUND/SERV
              Participation Fee                           $50.00 per month
              CPU Access Fee                              $40.00 per month
              Transaction Fee                          $    .50 per transaction

      NSCC will deduct it's monthly fee on the 15th of each month from Rodney Square's cash settlement that day. These charges will be included on the next month's T/A bill as out-of-pocket expenses.

      2. - Networking
              Participation Fee                  $250.00 per month
              CPU Access Fee                     $ 40.00 per month
              Account Fee                        $   .045 per month on
                                                 monthly dividend funds
                                                 $   .030 per month on all
                                                 other dividend payables
Rodney Square System Access Charges for NSCC
--------------------------------------------
      1. - FUND/SERV
              Base Facility Use Fee              $500.00 per month
              Transaction Fee                    $   .25 per transaction

      Plus: out-of-pocket expenses for settlements, wire charges, NSCC pick-up charges, etc.

      2. - Networking
              Base Facility Use Fee              $500.00 per month
              Matrix Level Charges:
              Level 1, 2 or 4                    $   .24 per account per month
              Level 3                            $   .06 per account per month

Rodney Square Wire Order Desk:

       Master/Omnibus Account                    $  1.00 Per Purchase/redemption
                                                                     transaction


Additional Expenses (which may be paid by shareholder):
------------------------------------------------------
       a.    IRA/Keogh processing                 $10.00 per account per annum
                                                  $  5.00 new account set-up fee
                                                           (waived)
                                                  $  2.50 per distribution
                                                  $10.00 per plan transfer out
       b.    Exchange Fees                        $  5.00 per transaction

Payment

       The above will be billed within the first five (5) business days of each month and will be paid by wire within five (5) business days of receipt.

LIQUIDATED DAMAGES: Upon the termination of the attached Agreement within the initial three (3) year term by the Fund or the Fund's Board of Trustees, the Fund shall pay to Rodney Square liquidated damages with respect to each Portfolio in an amount equal to 120 days of base fees as determined in the manner set forth above.

                            TRANSFER AGENCY AGREEMENT

                                   SCHEDULE B

                           BRANDES INTERNATIONAL FUND

                            FUND AGREEMENTS SCHEDULE


              1. The Investment Advisory Agreement between Brandes International Fund, a Delaware business Trust (the "Fund") and Brandes Investment Partners, Inc. (the "Investment Advisor"), dated February 7, 1995;

              2. The Distribution Agreements between the Fund and First Fund Distributors, Inc., dated February 7, 1995; and

              3. The Fund's Distribution Plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940.

                            TRANSFER AGENCY AGREEMENT

                                   SCHEDULE C

                           BRANDES INTERNATIONAL FUND

                            SERVICES TO BE PERFORMED


Rodney Square will perform the following functions as transfer agent on an ongoing basis with respect to each Portfolio:

         a. furnish state-by-state registration reports;

         b. provide toll-free lines for direct shareholder use, plus customer liaison staff with on-line inquiry capacity;

         c.  mail  duplicate   confirmations  to  dealers  and  other  financial
         institutions ("Service Organization") of their clients' activity, whether executed through the Service Organization or directly with Rodney Square;

         d. provide detail for underwriter or Service Organization confirmations and other Service Organization shareholder accounting, in accordance with such procedures as may be agreed upon between the Fund and Rodney Square;

         e. provide shareholder lists and statistical information concerning shareholder accounts to the Fund;

         f. provide timely notification of Portfolio activity and such other information as may be agreed upon from time to time between Rodney
         Square and the Portfolio or the Custodian, to the Fund or the Custodian;

         g. with respect to dividends and distributions, prepare and file required reports with the Internal Revenue Service ("IRS"), prepare and mail reports to shareholders as required by the IRS and described in the Prospectus and Statement of Additional Information; and

         h. provide sources of shares sales and total assets listed by dealer and representive on at least a monthly basis calculated for each period year to date and cumulitive since inception as may be requested by the Fund.

                            TRANSFER AGENCY AGREEMENT

                                   SCHEDULE D

                           BRANDES INTERNATIONAL FUND

                               SHAREHOLDER RECORDS


Rodney Square shall maintain records of the accounts for each shareholder showing the following information:

         a. name, address and United States Tax Identification or Social Security number;

         b. number of Shares  held and number of Shares for which  certificates,
         if  any,   have  been  issued,   including   certificate   numbers  and
         denominations;

         c. historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

         d. any stop or restraining order placed against a shareholder's account;

         e. any correspondence relating to the current maintenance of a shareholder's account;

         f. information with respect to withholding; and,

         g. any information required in order for Rodney Square to perform any calculations contemplated or required by this Agreement.





                                      D - 1